Exhibit 10.3

PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT
UNDER THE
M/I HOMES, INC.
1993 STOCK INCENTIVE PLAN
AS AMENDED

This Performance-Based Stock Option Award Agreement (this “Agreement”) is made as of _______________, 2007, by and between M/I Homes, Inc., an Ohio corporation (the “Company”), and ____________________ (the “Employee”).

WHEREAS, on November 17, 1998, the Board of Directors of the Company adopted, and on April 22, 1999, the shareholders approved, the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended (the “Plan”), pursuant to which awards of restricted stock, options and stock appreciation rights may be granted to the Company’s employees, officers, directors, consultants and advisors; and

WHEREAS, in recognition of the valuable services provided by and to be provided by the Employee, the Company has determined that its interests will be advanced by providing an incentive to the Employee to acquire a proprietary interest in the Company and, as a shareholder, to share in its success and thereby have added incentive to work effectively for and in the interests of the Company and its affiliates; and

WHEREAS, the Employee has acquired and/or shall acquire during his/her employment a considerable amount of confidential and proprietary information with respect to the business of the Company and its affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Employee, other than in the performance of his/her duties as an employee of the Company and/or its affiliates; and

WHEREAS, the Employee desires to participate in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

Section 1. Award

The Company hereby grants to the Employee, and the Employee hereby accepts from the Company, the right, privilege and option (the “Option”) to purchase _______________ shares of the Company’s common stock, $.01 par value (“Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.

Section 2. Status of Option

(a) Subject to Plan. The Option and the manner of and the conditions placed upon its exercise shall be subject to all of the terms and conditions of this Agreement and of the Plan, as interpreted and administered by the Committee. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. All capitalized terms that are used in this Agreement but are not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

(b) Intended Tax Status. It is the intention of the Company that the Option shall not be treated as an “incentive stock option” in accordance with Section 422 of the Internal Revenue Code of 1986, as amended.

Section 3. Exercise Price of Shares

The purchase price of the Shares subject to the Option shall be $_______ per Share (the “Exercise Price”).

Section 4. Time of Exercise of Option

(a) Subject to the provisions of Sections 6 and 7, the Option shall vest and become exercisable in accordance with the following provisions:

(i) As soon as reasonably practical after the conclusion of the fiscal year of the Company ending on December 31, 2007, the Committee shall determine the extent to which the performance measures described in Exhibit A attached hereto and made a part of this Agreement (the “Performance Measures”) are satisfied. Based upon this determination, a percentage (between 0% and 100% as set forth in Exhibit A) of the Shares subject to the Option shall remain eligible to vest and be purchased through the exercise of the Option pursuant to the provisions of Section 4(a)(ii) below (the “Available Option Shares”). The portion of the Option attributable to Shares, if any, that do not become Available Option Shares pursuant to the preceding provisions of this Section 4(a)(i) shall be deemed to have lapsed and to have been forfeited as of December 31, 2007.

(ii) The Available Option Shares (as determined pursuant to the provisions of Section 4(a)(i) above and the provisions of Exhibit A), if any, shall vest and become available for purchase through the exercise of the Option in accordance with the following schedule:

Percentage of Available Option Shares that Vest and Become Available for Purchase Upon Exercise of Option	Vesting Date

20% of the Available Option Shares	12/31/2007

An additional 20% of the Available Option Shares	12/31/2008

An additional 20% of the Available Option Shares	12/31/2009

An additional 20% of the Available Option Shares	12/31/2010

An additional 20% of the Available Option Shares	12/31/2011

provided, however, that the Employee must remain continuously employed by the Company or any of its affiliates from the date of this Agreement until the applicable Vesting Date in order for the Available Option Shares scheduled to vest and become available for purchase on that Vesting Date to actually vest and become available for purchase.

(b)(i) In the event that, prior to January 1, 2008, a Change of Control occurs or the Employee dies or suffers a disability (as defined in the Plan), the Option shall vest and become immediately exercisable with respect to all Shares described in Section 1.

(ii) In the event that, on or after January 1, 2008, a “Change of Control” occurs or the Employee dies or suffers a disability, the Option shall vest and become immediately exercisable with respect to all Available Option Shares, if any, which have not previously been purchased by the Employee.

(iii) Subject to Section 4(b)(i), the Employee hereby acknowledges that he/she (or, in the case of the Employee’s death, his/her beneficiary) may not exercise the Option prior to the Committee’s determination of the extent to which the Performance Measures have been satisfied and the number of the Available Option Shares in accordance with Section 4(a)(i) and Exhibit A.

(c) The Option shall lapse and be forfeited to the extent not exercised on or before its termination in accordance with Section 7.

Section 5. Method of Exercise of Option

(a) Subject to the relevant provisions of the Plan, the Employee shall exercise the Option with respect to all or any number of full Available Option Shares then subject to exercise by written notice to the Committee in the form attached hereto. Such notice shall either be accompanied by (i) a certified check, bank draft, postal or express money order, personal check (if approved by the Committee), or Shares previously acquired by the Employee in full payment of the Exercise Price of the Available Option Shares to be purchased; or (ii) a statement, in substantially the form attached hereto directing that (A) the certificates for the Available Option Shares for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and (B) at the time such certificate or certificates are delivered, the broker shall tender to the Company cash (or cash equivalents acceptable to the Company) equal to the Exercise Price for the Available Option Shares purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option.

(b) If the Option is being exercised by the Employee’s Beneficiary, the Beneficiary’s notice of exercise to the Committee shall be accompanied by proof satisfactory to the Committee of the right of such Beneficiary to exercise the Option under this Agreement, the Plan and all applicable laws and regulations.

Section 6. Conditions on Exercise

Notwithstanding any provision to the contrary in this Agreement:

(a) The exercise of any portion of the Option or the Company’s obligation to deliver Shares upon the exercise of the Option is subject to the satisfaction, in the Committee’s sole and absolute discretion, of the following conditions:

(i) any withholding liabilities;

(ii) any restrictions imposed by any securities exchange or under federal or state law with respect to the listing, registration or qualification of any Shares to be delivered; and

(iii) any consent or approval of any regulatory body, the Board of Directors of the Company or the Company’s shareholders.

(b) The Company’s obligation to deliver Shares upon the exercise of any portion of the Option is further subject to the conditions that:

(i) the Employee is not, at the time of exercise, in material breach of any of his or her obligations under this Agreement, or under any other agreement with the Company;

(ii) no preliminary or permanent injunction or other order against the delivery of the Shares issued by any federal or state court of competent jurisdiction in the United States shall be in effect;

(iii) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the Shares or payment, as appropriate; and

(iv) the Employee or Beneficiary exercising the Option shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

Section 7. Termination of Option

The Option granted hereunder, to the extent not theretofore exercised, shall terminate upon the first to occur of the following dates:

(a) December 31, 2007, with respect to Shares that do not become Available Option Shares pursuant to the provisions of Section 4(a)(i) and Exhibit A;

(b) the expiration of thirty (30) days after the date on which the Employee’s employment by the Company or any of its affiliates terminates for any reason other than the retirement (as defined in the Plan), death or disability of the Employee;

(c) the expiration of one (1) year after the date of the Employee’s retirement, death or disability;

(d) the expiration of fifteen (15) days after the occurrence of a Change of Control; or

(e) the tenth anniversary of the date of this Agreement.

Section 8. Rights of Shareholder

Neither the Employee nor his or her Beneficiary, executor, administrator, heirs or legatees shall have any rights of a shareholder in the Company with respect to the Shares covered by the Option unless and until a certificate representing such Shares has been duly issued and delivered to him or her pursuant to this Agreement. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any of its affiliates or to interfere in any way with the right of the Company or, if applicable, its affiliates to terminate his or her employment at any time.

Section 9. Option Nontransferable

The Option shall not be assignable or transferable, or subject to any disposition, including hypothecation, by the Employee otherwise than by will and the laws of descent and distribution. Any such transfer, disposition, pledge or hypothecation shall be null and void. The Option shall not be subject to execution, attachment or similar process except with the express consent of the Company. During the lifetime of the Employee, the Option shall be exercisable only by him or her.

Section 10. Employee Covenants

In consideration for the granting of the Option, the Employee hereby covenants and agrees as follows:

(a) The Employee shall not at any time, directly or indirectly, disclose to any other person, corporation, partnership, proprietorship or other business enterprise, or otherwise use any “Data of a Confidential Nature” except in the performance of his/her duties as an employee of the Company and/or an affiliate with respect to the business of the Company and its affiliates. Employee agrees that all Company materials evidencing, reflecting or containing “Data of a Confidential Nature” are and shall remain the sole and exclusive property of the Company and that upon termination of the Employee’s employment with the Company and its affiliates, all such materials, including but not limited to, records, drawings, blueprints, manuals, brochures, pamphlets and all other materials will be returned to the Company. As used herein “Data of a Confidential Nature” includes, but is not limited to cost, price and customer data, any information on land acquisition programs, information on the Company’s (or any affiliate’s) plans to acquire new properties or business, information on the Company’s (or any affiliate’s) compensation programs, information regarding relocations of existing facilities, new properties or business, major changes in organization, competitive bid information, prices paid or received for goods or services, processes, plans, methods of doing business, special needs of customers, or any other information or data which if published, released, or otherwise disseminated might be used to the detriment of the Company, its affiliates or their management or affect their ability to transact business.

(b) The Employee shall not, at any time, directly or indirectly, or in concert with any other person, corporation, partnership, proprietorship or other business enterprise:

(i) induce or attempt to induce any employee or agent of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or

(ii) employ (or engage to act, directly or indirectly, as an independent contractor or agent) any employee or agent of the Company or any of its affiliates within six (6) months following termination of such employee’s employment or of such agent’s agency with the Company or any of its affiliates.

(c) In the event that any covenant set forth in subparagraph (b) shall be determined by a court of competent jurisdiction to be unenforceable because it extends over too great a period of time, or for any other reason, such covenant shall be interpreted to extend only over the maximum time period or to the maximum extent to which they may be enforceable.

(d) The covenants set forth in subparagraphs (a) and (b) shall remain in effect regardless of whether the Employee exercises the Option in whole or in part.

The Employee acknowledges that a breach of the covenants set forth in this Section 10 may cause irreparable damage to the Company and its affiliates, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. The Employee agrees that, in the event of a breach or threatened breach of the covenants contained in this Section 10, the Company may institute an action to compel the specific performance of such covenants, and that such remedy shall be cumulative, not exclusive, and shall be in addition to any other available remedies.

The Employee recognizes and understands that the Employee has acquired and/or shall acquire during his or her employment with the Company and/or its affiliates a considerable amount of confidential and proprietary information with respect to the business of the Company and its affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Employee other than in the performance of his or her duties as an employee of the Company and/or its affiliates. The Employee further acknowledges that the employees of the Company and its affiliates are an integral part of the Company’s business and, thus, it is important for the Company and its affiliates to use their maximum efforts to prevent the loss of such employees.

Section 11. Miscellaneous

(a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the parties to this Agreement.

(b) No fractional Shares or other securities shall be issued or delivered pursuant to this Agreement, and the Committee in its sole discretion shall determine (except as otherwise provided in the Plan) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(c) No agreement or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Plan.

(d) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. Any action brought relating to this Agreement must be forumed and venued in a court of appropriate jurisdiction located within Franklin County, Ohio. The Employee hereby consents to the jurisdiction of the courts of Franklin County, Ohio with respect to any action brought against the Employee by the Company under this Agreement.

(e) To the extent that the exercise of the Option results in income to the Employee for any federal or state income tax purposes, no later than the date as of which such tax withholding is first required, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal or state income tax required to be withheld with respect to such amount. If the Employee fails to do so, then the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and made effective the day and year first above written.

EMPLOYEE:                          COMPANY:

                 M/I Homes, Inc.

By:

Date:	Title:

EXHIBIT A
TO
PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT
UNDER THE
M/I HOMES, INC.
1993 STOCK INCENTIVE PLAN
AS AMENDED

The Performance Measures to be satisfied as of December 31, 2007 for purposes of Section 4(a) of the Agreement will be based (1) 60% on the Company’s actual net income in 2007, (2) 20% on homebuyer satisfaction ratings in 2007 and (3) 20% on the Company’s return on beginning equity (“ROE”) in 2007 as follows:

1. Actual Net Income
% of 2007 Budgeted Net Income	% of Shares Becoming Available Option Shares
Less than 40%	0%
40%	3%
100%	22%
150%	31%
200%	44%
900%	60%

The percentage of Shares becoming Available Option Shares will increase proportionately between the percentage levels of 2007 Budgeted Net Income.

2. Homebuyer Satisfaction Rating
% of Positive Ratings in 2007	% of Shares Becoming Available Option Shares
Less than 79%	0%
79%	2%
88%	20%

The percentage of Shares becoming Available Option Shares will increase proportionately between the percentage levels of Positive Ratings in 2007; provided, however, that, if the Company’s actual net income in 2007 is less than the Company’s 2007 budgeted net income, the percentage of Shares becoming Available Option Shares (as determined by the above table) will be reduced, on a pro-rata basis, based on the percentage of the 2007 budgeted net income achieved by the Company. For purposes of this Section 2, “% of Positive Ratings in 2007” means the percentage of the respondents to the Company’s homeowner survey who responded “yes” to the question “Would you recommend M/I homes to a friend or relative?”

3. ROE
ROE %	% of Shares Becoming Available Option Shares
Less than 10%	0%
10%	10%
20%	20%

The percentage of Shares becoming Available Option Shares will increase proportionately between the percentage levels of ROE in 2007.